Exhibit 99.1

FOR IMMEDIATE RELEASE

Media

Contact:  Dan Greenfield

EarthLink

404-432-6526 (mobile)

greenfie@corp.earthlink.net

Investors

Michael Gallentine

EarthLink

404-748-7153

404-395-5155 (mobile)

gallentineml@corp.earthlink.net

EARTHLINK ANNOUNCES AUTHORIZATION OF ADDITIONAL $100
MILLION TO REPURCHASE SHARES

ATLANTA, October 21, 2004 — EarthLink, Inc. (Nasdaq: ELNK), one of the nation's leading internet service providers (ISPs), today announced that its Board of Directors has expanded its existing share repurchase program, authorizing the purchase of an additional $100 million of its outstanding shares of common stock.

To date, EarthLink has purchased 19.8 million shares for $163.8 million under previously approved share repurchase programs.  As a result, with this new authorization, EarthLink now has $186.2 million available to purchase common stock.

EarthLink may conduct its purchases in the general market, in privately negotiated transactions, and through purchases made in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934. The repurchase program does not require EarthLink to acquire any specific number of shares and may be terminated at any time.

###

About EarthLink

“EarthLink revolves around youTM.” Celebrating ten years as a leading national Internet service provider (ISP), Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. According to the J.D. Power and Associates 2004 Internet Service Provider Residential Customer Satisfaction StudySM, EarthLink is ranked highest in customer satisfaction among dial up and high speed Internet service providers.   Serving over five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal drop-offs and ISP-generated intrusions, and customizable features. Whether it’s dial up, high speed, web hosting, or wireless Internet service, EarthLink provides the tools that best let individuals use and enjoy the Internet on their own terms.

Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s Web site at www.earthlink.net.